UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 25, 2005

Navios Maritime Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Republic of Marshall Islands

(State or Other Jurisdiction of Incorporation)

000-51047	98-0384348
(Commission File Number)	(IRS Employer Identification No.)

67 Notara Street, Piraeus, Greece	185 35
(Address of Principal Executive Offices)	(Zip Code)

30-210-4172050

(Registrant’s Telephone Number, Including Area Code)

International Shipping Enterprises, Inc., 1225 Franklin Ave., Suite 325, Garden City, New York

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On August 25, 2005, pursuant to a Stock Purchase Agreement dated February 28, 2005, as amended, by and among International Shipping Enterprises, Inc. (“ISE”), Navios Maritime Holdings Inc., a Marshall Islands corporation (“Navios”) and all the shareholders of Navios, ISE acquired substantially all of the assets of Navios through the purchase of all of the outstanding shares of stock of Navios. Navios is one of the leading global brands in seaborne shipping, specializing in the worldwide carriage, trading, storing and the related logistics of international bulk cargoes. Navios’s fleet carries a wide range of cargoes including iron ore, coal, grain, minor bulks (such as cement and fertilizer) and steel products. From time to time over the past two years, Navios has deployed over 50 vessels at any one time.

As a result of such acquisition, Navios became a wholly-owned subsidiary of ISE. In addition, on August 25, 2005, simultaneously with the acquisition of Navios, ISE effected a reincorporation from the State of Delaware to the Republic of Marshall Islands through a downstream merger with and into its newly acquired wholly-owned subsidiary, Navios. As a result of the reincorporation, ISE changed its name to Navios Maritime Holdings Inc. to reflect its operations and to assist it in the transition from a shell company to an operating business.

Both the acquisition of Navios and reincorporation of ISE as a Marshall Islands company were submitted for stockholder approval pursuant to a proxy and registration statement on Form S-4, as amended, initially filed on April 19, 2005, and declared effective on July 22, 2005. Stockholder approval of the acquisition and reincorporation was received at a special meeting of stockholders held on August 23, 2005. In connection with the reincorporation, commencing on August 26, 2005, the trading symbols for the securities of ISE were changed to “NMHIF” for the common stock, “NMHWF” for the warrants and “NMHUF” for the units.

The purchase price consisted of approximately $594,370,000 cash. Approximately $182,374,558 of the funds for the acquisition were obtained from funds previously held in escrow from ISE’s initial public offering which were held pending ISE finding a suitable acquisition of an operating business in the shipping industry, approximately $405,997,942 of the funds were obtained from a senior secured credit facility entered into on July 12, 2005 with HSH Nordbank AG. $2,000,000 of the funds were obtained from amounts held on deposit from the initial signing of the stock purchase agreement. $4,000,000 of the purchase price is being held in escrow subject to a purchase price adjustment.

Pursuant to the terms of the senior secured credit facility with HSH Nordbank AG, ISE was able to borrow up to approximately $520.0 million to be used for the acquisition of Navios and for general corporate and working capital purposes after the acquisition. The interest rate under the facility, depending on the tranche being borrowed, will be LIBOR or the applicable interest rate swap rate, plus the costs of complying with any applicable regulatory requirements and a margin ranging from 1.5% to 2.75% per annum. Amounts drawn under the facility will be secured by the assets of Navios. Of the $520.0 million, (i) $140.0 million matures eight (8) years from the closing of the acquisition of Navios and is to be repaid in quarterly amounts over such term, and (ii) $380.0 million matures six (6) years from the closing of the acquisition of Navios and is to be repaid in quarterly amounts during such term. Outstanding amounts under the facility may be prepaid without penalty in multiples of $1.0 million upon 10 days’ written notice. The facility requires mandatory prepayment of amounts outstanding under the facility in the event of a sale or loss of assets, including the sale of a vessel in the ordinary course of business. The credit facility contains a number of covenants, including covenants limiting the power to, subject to specified exceptions, the payment of dividends and redemptions, mergers and acquisitions, the incurrence of indebtedness and liens, and transactions with affiliates. The credit facility also requires compliance with a number of financial covenants including tangible net worth, debt coverage ratios, specified tangible net worth to the total debt percentages and minimum liquidity. It is an event of default under the credit facility if such covenants are not complied with or if Angeliki Frangou, the registrant’s Chairman and Chief Executive Officer beneficially owns less than 20% of the issued stock or does not remain actively involved in the operating business.

At the time of the acquisition there were no material relationships between ISE or any of its affiliates, any director or officer of ISE, or any associate of such director or officer, on the one hand, and Navios or the shareholders of Navios, on the other hand.

The terms and conditions of (i) the acquisition are contained in the Stock Purchase Agreement, as amended, which was previously filed as Exhibit 10.14 to ISE’s Amendment No. 1 to Annual Report on Form 10-K/A dated April 18, 2005 and filed with the Securities and Exchange Commission (“SEC”) on April 18, 2005 and Amendments No. 1 and No. 2 to such agreement previously filed on the Current Reports on each of a Form 8-K dated May 27, 2005 and filed on June 3, 2005, and a Form 8-K dated July 12, 2005 and filed on July 15, 2005 and (ii) the credit facility are contained in the senior secured credit facility which was previously filed as Exhibit 10.1 to ISE’s Current Report on Form 8-K dated July 12, 2005 and filed with the SEC on July 15, 2005. The foregoing description of the terms and conditions of the Stock Purchase Agreement, as amended, and the credit facility are qualified in its entirety by, and made subject to, the more complete information set forth in such current reports on Form 8-K.

INFORMATION ABOUT NAVIOS

Introduction

Navios is one of the leaders in seaborne shipping, specializing in the worldwide carriage, trading, storing, and other related logistics of international dry bulk cargo transportation. For over 50 years, Navios has worked with raw materials producers, agricultural traders and exporters, industrial end-users, shipowners, and charterers and, more recently, acquired an in-house technical ship management expertise. Navios’s core fleet, the average age of which is approximately 3.5 years, consists of a total of 27 vessels, aggregating approximately 1.8 million deadweight tons or dwt. Navios owns six modern Ultra-Handymax (50,000-55,000 dwt) vessels and operates 21 Panamax (70,000-83,000 dwt) and Ultra-Handymax vessels under long-term time charters, 13 of which are currently in operation, with the remaining seven scheduled for delivery at various times over the next two years. Navios has options, many of which are “in the money,” to acquire 13 of the 21 time chartered vessels. The owned vessels have a substantial net asset value, and the vessels controlled under the in-charters are at rates well below the current market. Operationally, Navios has, at various times over the last two years, deployed over 50 vessels at any one time, including its core fleet.

Navios also owns and operates the largest bulk transfer and storage facility in Uruguay. While a relatively small portion of Navios’s overall enterprise, management believes that this terminal is a stable business with strong growth and integration prospects.

The International Dry Bulk Shipping Industry

The data contained in this section relating to the international dry bulk shipping industry has been provided by Drewry Shipping Consultants and is taken from Drewry databases and other sources available in the public domain. Drewry has advised us that it accurately describes the international dry bulk shipping industry and that some information in their database may be based on or include subjective judgments or estimates. Equally, no independent verification has been carried out of data drawn from other sources. Drewry’s methodologies for collecting information and data, and therefore the information discussed in this section, may differ from those of other sources, and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the dry bulk shipping industry.

Industry Overview

The marine industry provides a vital link in international trade, with oceangoing vessels representing the most efficient, and often the only method, of transporting large volumes of basic commodities and finished products over long distances. In 2004, approximately 2.4 billion tons of dry bulk cargo was transported by sea, comprising more than one-third of all international seaborne trade. The breakdown of all seaborne trade by main commodity type is shown below.

World Seaborne Trade as of December 31, 2004 (Provisional)

	Tons (Million)	% Total
All Cargo
Dry Bulk	2,456	38.6%
Liquid (Oils/Gases/Chemicals	2,520	39.6%
Container Cargo	896	14.1%
Non-Container General Cargo	493	7.8%

Total	6,635	100%

Trade in Dry Bulk Commodities Only
Coal	625	9.8%
Iron Ore	645	10.1%
Grain	228	3.6%
Minor Bulks	958	15.1%

Total	2,456	38.6%

Source: Drewry

Dry bulk cargo is categorized as major and minor bulk cargoes. The following is an overview, categorized by cargo type, of the primary trade routes and principal vessel sizes used for shipments of the major (coal, iron, ore and grain) and minor bulk cargoes:

•	Coal. There are two principal types of coal: steam (or thermal) coal and coking (or metallurgical) coal. The main exporters of coal are Australia, South Africa, Indonesia, United States, Colombia, Canada, and China. The main importers of coal are Europe, Japan, South Korea, Taiwan, China, India, and the Middle East. The coking coal market is closely linked to demand from integrated steel makers who use coking coal in blast furnaces to make pig iron which, in turn, is converted into steel. Steam coal is mainly used in the production of electricity, and the transportation of steam coal is an important driver of the Capesize and Panamax markets. Increases in steam coal demand have been significant, as both developed and developing nations require increasing amounts of electric power.

•	Iron Ore. Until the start of the 1990s, when it was overtaken by the combined steam and coking coal sectors, iron ore was the largest dry bulk trade. It remains, however, the primary employer of the largest ships in the dry bulk fleet. Used principally as the primary raw material in steel making, iron ore imports are dominated by Europe, Japan, China, South Korea, and the United States. The primary exporters of iron ore are Brazil, Australia and India. Other significant exporters include Canada, Sweden, South Africa, Venezuela, Mauritania, Peru and Chile.

•	Grain. The principal exporters of grain are Canada, United States, Europe, Australia, and South America. The principal importers are Japan, South Korea, China, South East Asia, the Middle East, North Africa, and Europe. Grain production is subject to both growing conditions and natural disasters which affect crop yields and demand patterns.

•	Minor Bulk Cargoes. Minor bulk cargoes include steel products, forest products, agricultural products, bauxite and alumina, phosphates, petcoke, cement, sugar, salt, minerals, scrap metal, and pig iron. Minor dry bulk cargoes are not a major component of Capesize or Panamax carrier demand, although Panamax vessels also transport cargoes such as bauxite, phosphate rock, sulphur, some fertilizers, various other ores and minerals and a few agribulks.

Demand for Dry Bulk Vessels

The dry bulk trade is influenced by the underlying demand for the dry bulk commodities which, in turn, is influenced by the level of worldwide economic activity. Generally, growth in gross domestic product, or GDP, and industrial production correlate with peaks in demand for seaborne transportation. The following chart (which is as of December 31, 2004) demonstrates a steady increase in world dry cargo trade over the last two decades, with an average increase of 4% over the last five years:

Source: Drewry

Moreover, the dry bulk shipping market over the last two years has displayed strong industry fundamentals, driven primarily by:

•	Economic growth and urbanization in China, Brazil, India and the Far East, with attendant increases in steel production, power generation, and grain consumption, leading to greater demand for dry bulk shipping;

•	Inefficient transportation bottlenecks due to long term under-investment in global transportation infrastructure and high demand for dry bulk commodities; and

•	Limited capacity of shipyards due to the orderbook for tankers and container ships, restricting future deliveries of dry bulk newbuildings.

Historically, certain economies have acted from time to time as the “locomotive” of the dry bulk carrier market. In the 1990s, the Far East Asian emerging economies acted as the locomotive with demand for seaborne trade correlating with Japanese industrial production. Currently, China is the main driving force behind the increase in seaborne dry bulk trades and the demand for dry bulk carriers. Chinese imports of coal, iron ore, and, more recently, steel products (China used to be an exporter but, due to its own high demand, now needs to import steel products) have also increased sharply in the last five years, thereby creating additional demand for dry bulk carriers. Management expects India, with its large population, economic growth and urbanization to sustain this trend of greater demand for dry bulk shipping. Globally, total seaborne trade in all dry bulk commodities increased from 1.97 billion tons to 2.45 billion tons, representing an increase of 24.8%, as shown by the following chart:

Seaborne Dry Bulk Trade (Million Tons)

Year	Iron Ore	Steam Coal	Coking Coal	Grains	Major Bulks	Minor Bulks	Total	% Change
1999	431	309	173	220	1,133	835	1,968	1.1
2000	484	344	179	230	1,237	863	2,100	6.8
2001	477	383	181	235	1,276	862	2,138	1.7
2002	514	387	181	220	1,302	885	2,187	2.3
2003	573	414	183	215	1,385	917	2,302	5.3
2004	645	432	193	228	1,498	958	2,456	6.7

Source: Drewry

Another industry measure of vessel demand is ton-miles, which is calculated by multiplying the volume of cargo moved on each route by the distance of such voyage. Between 1999 and 2004, ton-mile demand in the dry bulk sector increased by 25%, to 11,511 billion ton-miles.

Ton-Mile Demand

Year	Billion Ton Miles	% Change
1999	9.204	0.8
2000	9.824	6.7
2001	9.958	1.4
2002	10.226	2.7
2003	10.804	5.7
2004 (provisional)	11,511	6.5

Source: Drewry

Supply of Dry Bulk Vessels

The global dry bulk carrier fleet is divided into four categories, based on a vessel’s carrying capacity. These categories consist of:

•	Capesize. These vessels, which today are typically over 100,000 dwt, are the largest size of dry bulk carriers. Capesize vessels typically carry relatively low value cargoes for which large cargo lot sizes are of primary importance. Consequently, Capesize vessels are mainly used to transport iron ore or coal and, to a lesser extent, grains, primarily on long-haul routes. These vessels are not capable of traversing the Panama Canal due to their size and, therefore, lack the flexibility of smaller vessels.

•

Panamax. These vessels range in size from 60,000 to 80,000 dwt and are designed with the maximum width that will allow them to travel fully-loaded through the Panama Canal. They are also often engaged in many major international trade routes that do not involve transit through the Panama Canal. Panamax bulk carriers are mainly used to transport major bulk cargoes, such as coal and grain and, to a lesser degree, iron ore, as well as a number of minor bulk cargoes, such as bauxite, petroleum coke, some fertilizers and fertilizer raw materials, and various minerals.

•	Handymax and Ultra-Handymax. Vessels in this category range in size from 30,000 to 55,000 dwt and are often equipped with cargo loading and unloading gear, such as cranes, which makes them well suited to call at ports that either are not equipped with gear for loading or discharging of cargo or have draft restrictions. These vessels can trade on worldwide routes carrying mainly grains and minor bulk cargoes.

•	Handysize. Vessels in this sector are the smallest (under 30,000 dwt) and carry exclusively minor bulk cargoes. Historically, the handysize dry bulk carrier sector was viewed as the most versatile. These vessels also carry finished products and minor bulk cargoes, although, increasingly, vessels in this sector are now more limited to trading regionally and in coastal waters.

The supply of dry bulk shipping capacity, measured by the amount of suitable vessel tonnage available to carry cargo, is determined by the size of the existing worldwide dry bulk fleet, the number of new vessels on order, the scrapping of older vessels, and the number of vessels out of active service (i.e., laid up or otherwise not available for hire). In addition to prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping, and laying-up include newbuilding prices, second-hand vessel values in relation to scrap prices, costs of bunkers and other voyage expenses, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing fleets in the market, and government and industry regulation of maritime transportation practices.

The supply of dry bulk vessels is not only a result of the number of ships in service, but also the operating efficiency of the fleet. For example, during times of very heavy commodity demand, bottlenecks develop in the form of port congestion, which absorbs fleet capacity through delays in loading and discharging of cargo. A particularly extreme example of this occurred during the steam coal demand boom in 1980, when enormous queues developed at the main coal loading ports in the United States and Australia. A similar situation developed in the second half of 2003, when port delays in Australia and China were estimated to have reduced fleet supply by at least 10%.

As of December 31, 2004, the world’s dry bulk fleet totaled 5,923 vessels, aggregating approximately 323.8 million dwt. The average age of the fleet is approximately 15 years. 31% of the world dry bulk fleet is over 20 years old, while the orderbook for newbuildings represents only 20% of the existing world dry bulk fleet, as shown in the following chart:

The Dry Bulk Carrier Fleet—December 31, 2004

	Fleet Profile			Ships Older Than 20 Years of Age			Orderbook
	No. of Ships	Dwt Million	% of Fleet	No. of Ships	% of Class	Scrap Age(1)	No. of Ships	Dwt Million	% of Class
Capesize	674	101.4	31.3	70	11.5	27	131	25.6	25.2
Panamax	1,211	86.8	26.8	251	20.7	24	275	21.1	24.3
Handymax	2,190	92.2	28.5	595	27.2	26	367	17.3	18.8
Handysize	1,915	43.4	13.4	959	50.1	27	60	1.5	3.4
Total	5,923	323.8	100.0	1,875	31.7	26	827	65.5	20.2

(1)	Average vessel age at scrapping 1999-2003

Source: Drewry

The level of scrapping activity is generally a function of scrapping prices in relation to current and prospective charter market conditions, as well as operating, repair and survey costs. The following table illustrates the scrapping rates of dry bulk carriers for the periods indicated.

	1999	2000	2001	2002	2003	2004
Dry Bulk Carrier Scrapping:

Capesize
No. of vessels	13	4	3	8	2	1
Dwt (in millions)	1.2	0.5	0.4	0.9	0.3	0.1
% of fleet scrapped	1.5	0.6	0.5	1.0	0.3	0.1

Panamax
No. of vessels	45	11	28	18	7	1
Dwt (in millions)	3	0.7	1.9	1.2	0.5	0.09
% of fleet scrapped	4.1	1.0	2.5	1.5	0.6	0.1

Handymax
No. of vessels	53	40	40	25	29	0
Dwt (in millions)	2.2	1.5	1.5	0.9	1.1	0
% of fleet scrapped	3.1	2.0	1.9	1.1	1.3	0.0

Handysize
No. of vessels	66	50	62	64	25	5
Dwt (in millions)	1.5	1.2	1.4	1.6	0.6	0.1
% of fleet scrapped	3.2	2.6	3.2	3.7	1.4	0.3

Total
No. of vessels	177	105	123	115	63	7
Dwt (in millions)	8.3	3.8	5.2	4.7	2.4	0.3
% of fleet scrapped	3.1	1.4	1.8	1.6	0.8	0.1

Source: Drewry

The average age at which a vessel is scrapped over the last five years has been 26 years.

Charter Market

Dry bulk carriers are employed in the market through a number of different chartering options. The general terms typically found in these types of contracts are described below.

•	Bareboat Charter. A bareboat charter involves the use of a vessel usually over longer periods of time ranging over several years. In this case, all voyage related costs, mainly vessel fuel and port dues, as well as all vessel-operating expenses, such as day-today operations, maintenance, crewing, and insurance, are for the charterer’s account. The owner of the vessel receives monthly charter hire payments on a US Dollar per diem basis and is responsible only for the payment of capital costs related to the vessel.

•	Time Charter. A time charter involves the use of the vessel, either for a number of months or years or for a trip between specific delivery and redelivery positions, known as a trip charter. The charterer pays all voyage-related costs. The owner of the vessel receives semi-monthly charter hire payments on a US Dollar per diem basis and is responsible for the payment of all vessel operating expenses and capital costs of the vessel (except for bunkers or fuel).

•

Voyage Charter. A voyage charter involves the carriage of a specific amount and type of cargo on a load port-to-discharge port basis, subject to various cargo handling terms. Most of these charters are of a single voyage nature, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tonnage of cargo loaded on board by the agreed upon freight rate expressed on a US Dollar per ton basis. The owner is responsible for the payment of all voyage and operating expenses, as well as the capital costs of the vessel.

•	Contract of Affreightment. A contract of affreightment, or COA, relates to the carriage of multiple cargoes over the same route and enables the COA holder to nominate different ships to perform the individual voyages. Essentially, it constitutes a series of voyage charters to carry a specified amount of cargo during the term of the COA, which usually spans a number of months or years. All of the ship’s operating expenses, voyage expenses, and capital costs are borne by the ship owner. Freight normally is agreed on a US per ton basis.

•	Spot Charter. Spot chartering activity involves chartering either on a single voyage or a trip charter.

Charter Rates

Charter (or hire) rates paid for dry bulk carriers are generally a function of the underlying balance between vessel supply and demand. Over the past 25 years, dry bulk cargo charter rates have passed through cyclical phases with these changes in the vessel supply-demand imbalance, creating a pattern of rate “peaks” and “troughs.” In 2003 and 2004, rates for all sizes of dry bulk carriers strengthened to their highest levels ever. The most crucial driver of this upsurge in charter rates was the high level of demand for raw materials imported by China.

In the time charter market, rates vary depending on the length of the charter period as well as ship specific factors, such as age, speed, and fuel consumption. Generally, short-term time charter rates are higher than long-term charter rates. The market benchmark tends to be a 12-month time charter rate, based on a modern vessel. The following chart shows one year time charter rates for Handymax, Panamax and Capesize dry bulk carriers between 1996 and 2004.

Time Charter Rates

(in US dollars per day)

Source: Drewry

In the voyage charter market, rates are influenced by cargo size, commodity, port dues, and canal transit fees, as well as delivery and redelivery regions. In general, larger cargo size is quoted at a lower per ton rate than a smaller cargo size. Routes with costly ports or canals command higher rates than routes with low port dues and no canals to transit. Voyages with a load port within a region that includes ports where vessels usually discharge cargoes or a discharge port within a region with ports where vessels load cargoes would also be quoted at lower rates. These voyages increase vessel utilization by reducing the unloaded portion (or ballast leg) that was included in the calculations of the previous charter back to the loading area.

The Baltic Exchange, an independent organization comprised of shipbrokers, shipping companies, and other shipping players, provides daily independent shipping market information and has created freight rate indices reflecting the average freight rates (that incorporate actual business concluded as well as daily assessments provided to the exchange by a panel of independent shipbrokers) for the major bulk carrier trading routes. These indices include the Baltic Panamax Index (BPI, the index with the longest history), and, more recently, the Baltic Capesize Index (BCI) and the Baltic Handymax Index (BHI).

Accompanying the recent surge in freight rates has been renewed interest in freight forward agreements, or FFAs. An FFA is a freight forward swap agreement between counterparties or entered into over an exchange, where the settlement price designated for a future period is derived from the Baltic Exchange indices. FFAs enable a market participant thereby manage their exposure to a fluctuating market.

Vessel Prices

The shipping industry is currently in a relatively unusual position. Each of its major sectors—dry bulk carriers, tankers, and containerships – has been prospering. This has triggered an upsurge in newbuilding activity in each sector. In addition, newbuilding demand is also strong for Liquified Natural Gas, or LNG, carriers, and other specialized vessels. This is significant because the near term availability of newbuilding berths for vessel delivery before the third and fourth quarters of 2008 is scarce, which directly impacts the supply of new vessels to the market. Thus, the combination of shortage of berth space, rising demand for vessels, and rising raw material costs (especially the price of steel), has greatly increased newbuilding prices.

The following tables present the average prices for both secondhand and newbuilding dry bulk carriers for the periods indicated.

Dry Bulk Carrier Newbuilding Prices

(in millions of US dollars)

Source: Drewry

Dry Bulk Carrier Secondhand Prices

(in millions of US dollars)

Source: Drewry

In the secondhand market, the steep increase in newbuilding prices and the strength in the charter market have also affected vessel prices. With vessel earnings running at relatively high levels and a limited availability of newbuilding berths, the ability to deliver a vessel early has resulted in increases in secondhand prices, especially for modern tonnage.

Navios Maritime Holdings Inc.

Navios Corporation, the predecessor company to Navios, was incorporated in 1954 as a corporate subsidiary of United States Steel Corporation for the transportation of its iron ore requirements. In the mid-1970s, Navios transformed itself from a captive ore carrier for United States Steel to a third party cargo carrier that, in the mid-1980s, was sold to Fednav Limited, Canada’s largest international shipping group. From 1989 until 2002, Navios underwent a series of leveraged management buyouts and corporate restructuring with the support of various shipping groups, while at the same time adapting its business model to suit the changing requirements of the dry bulk shipping market.

More recently, Navios Corporation, a Marshall Islands corporation, and Anemos Maritime Holdings, a Cayman Islands company, merged effective December 11, 2002. This business combination marked the transformation of Navios from being primarily an operator of large physical contracts of affreightment, based on relationships with industrial end-users, to a leading international maritime enterprise focused on the transportation and handling of dry bulk cargoes through the ownership, operation, and chartering of vessels. Anemos was incorporated in the Cayman Islands in February 1999 to hold all of the capital stock of certain Cayman Islands and Liberian corporations that owned and operated six older dry bulk vessels in the international shipping market. Anemos was also formed to hold the capital stock of nine Marshall Islands corporations that each contracted with Sanoyas Shipyard in Mizushima, Japan for the construction of a series of dry bulk ultra-handymax vessels. Another subsidiary of Anemos, named Levant Maritime International SA, which was originally incorporated in Liberia but was later redomiciled in the Marshall Islands and re-named Navios ShipManagement Inc., was responsible for the technical management of all vessels owned by Anemos’s subsidiaries, including the older vessels, and for the supervision of the construction of the nine newbuildings at the Sanoyas shipyard. Commercial management of the Anemos fleet was contracted to Levant Maritime Co. Ltd., a UK company based in London which was affiliated with two of Anemos’s former minority shareholders. Anemos modernized its fleet by selling off the older vessels, as the newbuildings delivered from the shipyard, between 2000 and early 2003. The personnel of Navios ShipManagement Inc. include the manager of the Piraeus office, a former senior marine classification society surveyor with B.Sc. and M.Sc. degrees in mechanical engineering from the Illinois Institute of Technology and experience in supervising newbuilding construction; a Greek-educated naval architect; and three port captains and two marine superintendent engineers, who are all graduates of official Greek merchant marine academies, and who all served as officers on bulk carriers before assuming responsibilities and gaining relevant experience in shore-side technical ship management.

Today, Navios maintains offices in Piraeus, Greece, Norwalk, Connecticut and Montevideo, Uruguay. Navios’s corporate structure is functionally organized: commercial ship management and risk management are conducted through Navios Corporation and its wholly-owned subsidiaries (out of South Norwalk and Piraeus, respectively), while the ownership and technical management of Navios’s owned vessels are conducted through Anemos Maritime Holdings Inc. and its wholly-owned subsidiaries (out of Piraeus). Navios owns the Nueva Palmira port and transfer facility indirectly through its Uruguayan subsidiary, Corporación Navios Sociedad Anonima, or CNSA. All of Navios’s subsidiaries are wholly-owned, except for Acropolis Shipping & Trading Inc., a charter broker that acts on behalf of both Navios and third parties and of which Navios owns 50% of the outstanding equity. The remaining 50% equity of Acropolis is owned by Mr. Stavros Liaros, Acropolis’s Chief Executive Officer and a resident of Piraeus, Greece. The chart below sets forth Navios’s current corporate structure following the acquisition and reincorporation (all corporations are domiciled in the Republic of the Marshall Islands, except for Acropolis, which is a Liberian corporation, and CNSA, which is an Uruguayan company):

Business Strategy

Navios’s strategy and business model involves the following:

•	Operation of a high quality, modern fleet. Navios owns and charters in a modern, high quality fleet, having an average age of approximately 3.5 years, that provides numerous operational advantages, including more efficient cargo operations, lower insurance and vessel maintenance costs, higher levels of fleet productivity, and an efficient operating cost structure;

•	Pursue an appropriate balance between vessel ownership and a long-term chartered in fleet. Navios controls, through a combination of vessel ownership and long-term time chartered vessels, approximately 1.8 million dwt in dry bulk tonnage, making Navios one of the largest independent dry bulk operators in the world. Navios’s ability, through its longstanding relationships with various shipyards and trading houses, to charter in vessels at favorable rates allows it to control additional shipping capacity without the capital expenditures required by new vessel acquisition. In addition, having purchase options on 13 of the 21 time chartered vessels permits Navios to determine when is the most commercially opportune time to own or charter in vessels. Navios intends to monitor developments in the sales and purchase market to maintain the appropriate balance between owned and long-term time chartered vessels;

•	Capitalize on Navios’s established reputation. Navios believes its reputation and commercial relationships enable it to obtain favorable long-term time charters, step into the market and increase its short term tonnage capacity to several times the capacity of its core fleet, as well as obtain access to freight opportunities through COA arrangements not readily available to other industry participants. This reputation has also enabled Navios to obtain favorable vessel acquisition terms, as reflected in the purchase options contained in many of its long-term charters, which are superior to the prevailing purchase prices in the open vessel sale and purchase market;

•	Utilize industry expertise to take advantage of market volatility. The dry bulk shipping market is cyclical and volatile. Navios uses its experience in the industry, sensitivity to trends, and knowledge and expertise as to risk management and FFAs to hedge against, and in some cases, generate profit from, such volatility;

•	Maintain high fleet utilization rates. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the days its vessels are off-hire. At 99.6%, ISE believes that Navios has one of the highest fleet utilization rates in the industry.

•	Maintain customer focus and reputation for service and safety. Navios is recognized by its customers for high quality of its service and safety record. Navios’s high standards for performance, reliability, and safety provides Navios with an advantageous competitive profile.

•	Enhance vessel utilization and profitability through a mix of spot charters, time charters, and COAs and strategic backhaul and triangulation methods. Specifically, this strategy is implemented as follows:

•	The operation of voyage charters or spot fixtures for the carriage of a single cargo from load port to discharge port;

•	The operation of time charters, whereby the vessel is hired out for a predetermined period but without any specification as to voyages to be performed, with the shipowner being responsible for operating costs and the charterer for voyage costs; and

•	The use of COAs, under which Navios contracts to carry a given quantity of cargo between certain load and discharge ports within a stipulated time frame, but does not specify in advance which vessels will be used to perform the voyages.

In addition, Navios attempts, through selecting COAs on what would normally be backhaul or ballast legs, to enhance vessel utilization and, hence, profitability. The cargoes are in such cases used to position vessels at or near major loading areas (such as the US Gulf) where spot cargoes can readily be obtained. This reduces ballast time to be reduced as a percentage of the round voyage. This strategy is referred to as triangulation.

Navios is one of relatively few major owners and operators of this type in the dry bulk market, and it is one of the most experienced. In recent years, it has further raised the commercial sophistication of its business model by using market intelligence derived from its risk management operations and, specifically, its freight derivatives hedging desk, to make more informed decisions in the management of its fleet.

Competitive Advantages

Controlling approximately 1.8 million dwt in dry bulk tonnage, Navios is one of the largest independent dry bulk operators in the world. Management believes that Navios occupies a competitive position within the industry in that its reputation in the global dry bulk markets permits it to step in at any time, and take on spot, medium, or long- term freight commitments, depending on its view of future market trends. In addition, many of the long-term charter deals that form the core of Navios’s fleet were brought to the attention of Navios prior to their ever being quoted in the open market. Even in the open market, Navios’s solid reputation allows it, on very short notice, to take in large amounts of tonnage on a short, medium, or long-term basis. This ability is possessed by relatively few shipowners and operators, and is a direct consequence of Navios’s market reputation for reliability in the performance of its obligations in each of its roles as a shipowner, COA operator, and charterer. Navios, therefore, has much greater flexibility than a traditional shipowner or charterer to quickly go “long” or “short” relative to the dry bulk markets.

Navios’s long involvement and reputation for reliability in the Asian region have also allowed the company to develop its privileged relationships with many of the largest trading houses in Japan, such as Marubeni Corporation and Mitsui & Co. Through these institutional relationships, Navios obtains relatively low-cost, long-term charter deals, with options to extend time charters on the majority of its vessels, and purchase the vessels transactions. Through its established reputation and relationships, Navios has access to opportunities not readily available to most other industry participants who lack Navios’s brand recognition, credibility, and track record.

In addition to its superior and long-standing reputation and flexible business model, management believes that Navios is well positioned in the dry bulk market on the basis of the following factors:

•	A high quality, modern fleet of vessels that provides a variety of operational advantages, such as lower insurance premiums, higher levels of productivity, and efficient operating cost structures, as well as a competitive advantage over owners of older fleets, especially in the time charter market, where age and quality of a vessel are of significant importance in competing for business;

•	A core fleet which has been chartered in (through 2013, assuming all available charter extension periods are exercised) on attractive terms (based on prices locked-in before the upswing in rates began in 2003) that allow Navios to charter out the vessels at a considerable spread during strong markets and to weather down cycles in the market while maintaining low operating expenses;

•	Strong cash flows from creditworthy counterparties;

•	Strong commercial relationships with both freight customers and Japanese trading houses and ship owners, providing Navios with an entrée to future attractive long-term time charters on newbuildings with valuable purchase options; and

•	Visibility into worldwide commodity flows through its physical shipping operations and terminal operations in Uruguay.

Management intends to maintain and build on this qualitative advantage, while at the same time continuing to benefit from Navios’s favorable reputation and capacity position.

Shipping Operations

Navios’s Fleet. Navios operates a core fleet of vessels that represents a store of embedded value in today’s strong dry bulk market. This fleet is comprised of six modern owned Ultra-Handymax vessels and 21 Ultra-Handymax and Panamax vessels (13 of which have purchase options that are “in the money”) chartered in at rates well below the market.

Owned Fleet. Navios owns a fleet of six modern Ultra-Handymax vessels whose technical specifications and youth distinguish them in a market where approximately 25% of the dry bulk world fleet is composed of 20+ year-old ships. With an average age of approximately 3.5 years, the owned vessels have a substantial net asset value.

Vessel Name	Year Built	Deadweight
		(in metric tons)
Navios Achilles	2001	52,063
Navios Apollon	2000	52,073
Navios Herakles	2001	52,061
Navios Hios	2003	55,180
Navios Ionian	2000	52,068
Navios Kypros	2003	55,180

The owned vessels are substantially identical sister vessels (they were all built at the Sanoyas Shipyard in Japan) and, as a result, Navios has built-in economies of scale with respect to technical ship management. Further, they have been built to technical specifications that far exceed those of comparable tonnage in the marketplace today, such as the following:

•	Four of the six owned vessels each have five cranes (which is more than the industry standard), allowing for increased loading and discharging rates, thereby increasing the efficiency of vessel operations;

•	The majority of the owned vessels are equipped with cranes that have 30 and 35 metric tons of lifting capacity, allowing for lifting of different types of heavy cargoes, thereby increasing the vessels’ trading flexibility and efficiency;

•	The owned vessels have CO2 fittings throughout all cargo holds, allowing for the loading of a variety of special cargoes (such as timber and wood pulp), thereby enhancing the potential trading routes and profitability of the vessels; and

•	The tank top strengths in all holds are of 24mt/m2, also allowing for the carriage of heavy cargoes.

Long Term Fleet. In addition to the six owned vessels, Navios operates a fleet of 21 Panamax (70,000-83,000 dwt) and Ultra-Handymax (50,000-55,000 dwt) vessels under long-term time charters, having an average age of approximately 3.5 years. Of the 21 chartered vessels, 14 are currently in operation and seven are scheduled for delivery at various times over the next two years, as set forth in the following table:

Vessel Name	Year Built/Yard	Deadweight (in metric tons)	Delivery Date of Vessel	Time Charter Period	Purchase Option

ULTRA-HANDYMAXES

Navios Horizon	2001/Mitsui	50,346	April 17, 2001	5 years + 3 years option	Yes
Navios Vector	2002/Mitsui	50,296	October 17, 2002	5 years + 3 years option	Yes
Navios Meridian	2002/Mitsui	50,316	August 8, 2002	5 years + 3 years option	Yes
Navios Mercator	2002/Imabari	53,553	July 17, 2002	5 years + 2 years option	Yes
Navios Arc	2003/Imabari	53,514	January 28, 2003	5 years + 2 years option	Yes
Navios TBN	2006/Imabari	53,400	2006	7 years + 2 years option	Yes
Navios TBN	2007/Imabari	53,400	2007	5 years + 3 years option	Yes

Vessel Name	Year Built/Yard	Deadweight (in metric tons)	Delivery Date of Vessel	Time Charter Period	Purchase Option

PANAMAXES

Linda Oldendorff	1995/B&W	75,100	November 11, 2003	2.25 years	No
Navios Magellan	2000/Namura	74,333	January 25, 2000	5 years + 3 years option	Yes
Navios Galaxy	2002/Namura	74,195	June 5, 2001	5 years + 3 years option	Yes
Marilena D’Amato	2001/Hudong	74,500	November 7, 2003	2 years	No
Navios Star	2002/Imabari	76,662	April 1, 2002	5 years + 3 years option	Yes
Navios Cielo	2003/Sanoyasu	75,829	June 12, 2003	5 years + 2 years option	No
Navios Hyperion	2004/Sanoyasu	75,500	February 10, 2004	5 years + 2 years option	Yes
Navios Orbiter	2004/Imabari	76,000	February 8, 2004	5 years + 3 years option	Yes
Navios Orion	2005/Imabari	76,000	January 10, 2005	5 years + 3 years option	No
Navios Aurora	2005/Universal	75,200	June 22, 2005	5 years + 3 years option	Yes
Navios Titan	2006/Tsuneishi	82,800	2005	5 years + 3 years option	No
Navios TBN	2006/Sanoyasu	75,500	2006	7 years	No
Navios TBN	2006/Tsuneishi	82,800	2006	5 years + 3 years option	No
Navios TBN	2007/Universal	75,200	2007	7 years	No

Many of Navios’s current long-term, chartered-in tonnage is chartered from shipowners with whom Navios has long-standing relationships. Navios pays these shipowners daily rates of hire for such vessels, and then charters out these vessels to other parties, who pay Navios a daily rate of hire. Navios also enters into COAs pursuant to which Navios has agreed to carry cargoes, typically for industrial customers, who export or import dry bulk cargoes. Further, Navios enters into spot market voyage contracts, where Navios is paid a rate per ton to carry a specified cargo from point A to point B.

The chartered vessels are chartered in at rates well below the market, allowing Navios to charter out those vessels at a significant spread over the daily hire it pays for the vessels to their owners. Navios can take advantage of options it has to extend the period of its long-term charters, maintaining low charter-in rates and, thus, lower overall operational expenses. Navios also has the ability to exercise its purchase options, many of which are “in the money,” with respect to 13 of the 21 chartered vessels.

Short Term Fleet. Navios’s fleet consists entirely of Panamax and Ultra-Handmax vessels and is classified by Navios into the following three categories: (1) Navios’s “owned fleet” are the six Ultra-Handymax vessels that Navios owns; (2) Navios’s “long-term fleet” that are the Panamax and Ultra-Handymax vessels that Navios, as a charterer, takes into its commercial employment under long-term charters, meaning charters for a duration of more than 12 months, that, together with its owned fleet, are termed Navios’s “core fleet;” and (3) Navios’s “short term fleet” which is comprised of between 20 to 40 Panamax and Handymax vessels that at any given time Navios, as a charterer, has under charter for a duration of less than 12 months.

Anticipated Exercise of Vessel Purchase Options. Navios expects to exercise its purchase options on the M/V Navios Horizon, the M/V Navios Meridian, the M/V Navios Galaxy, the M/V Navios Magellan and the M/V Navios Mercator during the fourth quarter of 2005, and the M/V Navios Arc during the first quarter of 2006. The option exercise prices on these vessels are below the prices that would be required to purchase vessels of similar types and ages. Accordingly, assuming that there is no substantial change in the prices for vessels or the shipping industry generally, Navios anticipates that it will exercise these options, which would require an aggregate cash outlay of approximately $119.3 million.

Management and Operation of the Fleet. Navios’s commercial ship management and vessel operations are conducted out of its South Norwalk, Connecticut and Piraeus, Greece offices. Navios performs the technical management of the owned vessels from its Piraeus office. The financial risk management related to the operation of its fleet is conducted through both its South Norwalk and Piraeus offices, as explained more fully below.

Commercial Ship Management. Commercial management of Navios’s fleet involves identifying and negotiating charter party employment for the vessels. Navios uses the services of Acropolis Shipping & Trading Inc., based in Piraeus, as well as numerous third-party charter brokers, to solicit, research, and propose charters for its vessels. Charter brokers research and negotiate with different charterers and propose charters to Navios for cargoes suitable for carriage by Navios’s vessels. Navios’s then evaluates the employment opportunities available for each type of vessel and arranges cargo and country exclusions, bunkers, loading and discharging conditions, and demurrage.

Technical Ship Management. Navios provides, through its subsidiary, Navios ShipManagement Inc, technical ship management and maintenance services to its owned vessels. Based in Piraeus, Greece, the operation is run by experienced professionals who oversee every step of technical management, from the production of the vessels in Japan to subsequent shipping operations throughout the life of a vessel, including the superintendence of maintenance and repairs and drydocking.

Operations. The operations department, which is located in South Norwalk, Connecticut, supervises the post-fixture business of the vessels in Navios’s fleet (i.e., once the vessel is chartered and being employed) by monitoring their daily positions to ensure that the terms and conditions of the charters are being fulfilled. The operations department also sends superintendents to the vessels to supervise the loading and discharging of cargoes when necessary to minimize time spent in port. The operations department also generally deals with all matters arising in relation to the daily operations of Navios’s fleet that are not covered by Navios’s other departments.

Financial Risk Management. Navios actively engages in assessing financial risks associated with fluctuating future freight rates, daily time charter hire rates, fuel prices, credit risks, interest rates and foreign exchange rates. Financial risk management is carried out under policies approved and guidelines established by the executive management.

•	Freight Rate Risk. Navios uses FFAs to hedge its physical exposures in shipping capacity and freight commitments and respond to fluctuations in the dry bulk shipping market by augmenting its overall long or short position. These FFAs settle monthly in cash on the basis of publicly quoted indices, not physical delivery. These instruments typically cover periods from one month to one year, and are based on time charter rates or freight rates on specific quoted routes. Navios enters into these FFAs through over-the-counter transactions and over NOS ASA, a Norwegian clearing house. Navios’s traders work closely with the chartering group to ensure that the most up-to-date information is incorporated into the company’s commercial ship management strategy and policies.

•	Credit Risk. Navios closely monitors its credit exposure to charterers, counter-parties and FFAs. Navios has established policies designed to ensure that contracts are entered into with counter-parties that have appropriate credit histories. Counter-parties and cash transactions are limited to high credit quality financial institutions. Most importantly, Navios has strict guidelines and policies that limit the amount of credit exposure.

•	Interest Rate Risk. Navios uses interest rate swap agreements to reduce exposure to fluctuations in interest rates. Specifically, the company enters into interest rate swap contracts that entitle it to receive interest at floating rates on principal amounts and oblige it to pay interest at fixed rates on the same amounts. Thus, these instruments allow Navios to raise long-term borrowings at floating rates and swap them into fixed rates. Although these instruments are intended to minimize the anticipated financing costs and maximize gains for Navios that may be set off against interest expense, they may also result in losses, which would increase financing costs.

•	Foreign Exchange Risk. Although Navios’s revenues are dollar-based, 2.7% of it expenses related to its port operations are in Uruguayan pesos and 2.4% of its expenses related to operation of its Piraeus office are in Euros. Navios actively engages its foreign currency transactions to hedge its exposure to fluctuations in such currencies.

Port and Terminal Operations

Overview. Navios owns and operates the largest bulk transfer and storage terminal in Uruguay, one of the most efficient and prominent operations of its kind in South America. Situated in a free trade zone in the port of Nueva Palmira at the confluence of the Parana and Uruguay rivers, the terminal operates 24 hours per day, seven days per week, and is ideally located to provide customers, consisting primarily of leading international grain and commodity houses, with a convenient and efficient outlet for the transfer and storage of a wide range of commodities originating in the Hidrovia region of Argentina, Bolivia, Brazil, Paraguay, and Uruguay.

Navios has had a lease with the Republic of Uruguay dating back to the 1950’s for the land on which it operates. The lease has been extended and now expires in 2025, but this term may be extended for an additional 20 years in Navios’s option. Navios believes the terms of the lease reflect Navios’s very high-level relationships within the Republic of Uruguay. Additionally, since the Navios terminal is located in the Nueva Palmira Tax Free Zone, foreign commodities moving through the terminal is free of Uruguayan taxes. Certificates of deposit are also obtainable for commodity entering into the station facility.

There is also considerable scope for further expansion of this bulk terminal operation in Uruguay. In addition, after completion of the current expansion of its storage capacity through the construction of its largest grain silo, Navios’s terminal port will have approximately 11 acres of available river front land for future development. The increased flow of commodity products through the Nueva Palmira port has allowed Navios to steadily increase throughput. Navios is considering further expansion, as existing and new customers are increasingly demanding long-term terminal transfer and storage services.

Although one of the smaller countries in South America, Uruguay is regarded as one of the most stable countries on the continent. The population is almost 100% literate, with a large middle class and a well-established democracy. The banking system is modern and efficient by international standards.

BRASIL
BOLIVIA
PARAGUAY
ARGENTINA
URUGUAY
OCEANO ATLANTICO
Navios Port Terminal Location
ASUNCION
MONTEVIDEO
BUENOS AIRES
Campo Grande
Río Paraguay
Río Paraná
Río Tieté
Río Uruguay
Concepcion
Corrientes
Reconquista
Salto
Paysandu
Colonia
La Paloma
Punta del Este
Rio Grande
Porto Alegre
Uruguayana
Artigas
Rivera
Tacuarembo
Santos
San Pablo
Paranagua
Formosa
Resistencia
Encarnacion
Rosario
Santa Fe
Parana
Escobar
0
350
700
kilometers

Port Infrastructure. The terminal stands out in the region because of its sophisticated design, efficiency, and multimodal operations. The Navios terminal has specially designed storage facilities and conveying systems that provide tremendous flexibility in cargo movements that help to avoid delays to vessels and barge convoys. The terminal offers 205,000 tons of clean and secure grain silo capacity. With nine silos (some with internal separations) available for storage, customers are assured their commodities will be naturally separated. The terminal has the latest generation, high precision, independent weigh scales, both for discharging and loading activity.

The terminal has two docks. The main outer dock is 240 meters long and accommodates vessels of up to 85,000 dwt loading to the maximum permitted draft of the Martin Garcia Bar and Mitre Canal. The dock has three new ship loaders capable of loading vessels at rates of up to 20,000 tons per day, depending on commodity. The inner face of this dock is equipped for discharging barge convoys. The secondary inner dock measures 170 meters long and is dedicated to the discharge of barge convoys. This activity is carried out on both sides of the dock. The terminal is capable of discharging barge convoys at rates averaging 10,000 to 14,000 tons per day, depending on the type of barges and commodity. Fixed duty cycle cranes located on each dock carry out the discharging of barge convoys. The process is optimized through the selection of the most appropriate size and type of buckets according to the commodity to be discharged.

The facility’s current theoretical throughput capacity is 3.0 million tons, and management believes that the 2005 throughput should be a record amount of approximately 2.2 million tons.

Port Operation. The commodities most frequently handled include grain and grain by-products, as well as some ores, sugar, and salt. The terminal receives bulk cargoes from barges, trucks, and vessels, and either transfers them directly to dry bulk carriers or stores them in its own modern silos for later shipment.

Dedicated professionals operate the terminal, taking pride in the quality of service and responsiveness to customer requirements. Management is attentive to commodity storage conditions seeking to maintain customer commodity separation at all times and minimize handling losses. The terminal operates 24 hours/day, seven days/week, to provide barge and ship traffic with safe and fast turnarounds. The ability to conduct multiple operations simultaneously involving ocean vessels, barges, trucks, and grain silos further enables the terminal to efficiently service customers’ needs.

The Navios port is also unique in its pricing policy by using a fixed fee structure to charge its clients. Other regional competitors charge clients a complicated fee structure, with many variable add-on charges. Navios’ pricing policy provides clients with a transparent, comprehensive, and hassle-free quote that has been extremely well received by port patrons. The Uruguay port operations present the additional advantage of generating revenue in US dollars, whereas the majority of its costs are in local currency.

Future Growth. The development of South American grain markets dates back to President Carter’s embargo of grain against the Soviet Union in 1979. As a result of that decision, the USSR took steps to secure grain supplies from sources outside North America. By 1981, Argentina had become a significant grain exporter to the USSR, and Brazil quickly followed. The intervening decade saw the development of grain exports markets from these two countries as successive local governments recognized the significant benefits of US dollar income. In the 1990s, Paraguay began to export small quantities of grain and, more recently, Bolivia has expanded its grain exports; the significance of grain exports from these two countries is that both are land-locked. The table below highlights the gradual development of export volumes through the Navios facility in Nueva Palmira, and Navios believes this growth will continue as both countries continue to drive for larger hard currency income.

Navios Uruguay Annual Throughput Volumes

Navios is currently in negotiations with significant existing and new customers, who have expressed high levels of interest in entering in long-term business relationships with the company based on the growing Uruguay grain market.

Navios Uruguay Export Market. Over the past few years, Uruguay has begun to develop its grain exports that, historically, were very small because land was allocated to cattle and sheep farming. The rapid rise in Uruguayan exports is apparent from the chart below. Most importantly for the Navios terminal, the natural growth area for grain in Uruguay is in the western region of the country on land that is located in close proximity to Nueva Palmira.

Uruguay Grain Exports

Source: Uruguayan Farm Cooperative (as of December 31, 2004)

In 2004, Navios completed construction of four new cylindrical silos designed specifically to receive Uruguayan commodities. Before these silos had been completed, local exporters had booked their total capacity for a period of three years. This was the first time in the terminal’s history that additional silo capacity was booked before completion of construction. As a result of yet further significant new customer demand from companies such as Cargill, Bunge, and Louis Dreyfus, as well as from a number of smaller local grain merchandisers, Navios started construction of a new 75,000 ton silo that, once completed, will be the largest in Uruguay. Completion is scheduled for September 2005. This additional silo will add approximately 35% to the terminal’s existing storage capacity and will service the increased exports of Uruguayan soybeans. The total investment for this project includes the new silo, as well as two new truck un-loaders, and new truck weigh scales. Of traditional horizontal, concrete construction, the silo design incorporates wall separations, mechanical air ventilation systems as well as a sensitive temperature monitoring equipment.

Customers

The international dry bulk shipping industry is highly fragmented and, as a result, there are numerous charterers. The charterers for Navios’s core fleet come from leading enterprises that mainly carry iron ore, coal, and grain cargoes. Navios’s assessment of a charterer’s financial condition and reliability is an important factor in negotiating employment of its vessels. Navios generally charters its vessels to major trading houses (including commodities traders), major producers and government-owned entities rather than to more speculative or undercapitalized entities. Navios’s customers under charterparties, COAs, and its counterparties under FFAs, include national, regional and international companies, such as Cargill International SA, COSCO Bulk Carriers Ltd., Dampskipsskelskapet Norden, Glencore International A.G., Furness Withy Pty. Ltd., Louis Dreyfus Corp., Mitsui O.S.K. Lines Ltd., Rudolf A. Oetker, Sinochart and Taiwan Maritime Transportation Corp. During the year ended December 31, 2004, none of such customers accounted for more than 10% of revenues, with the exception of Taiwan Maritime Transportation Corp. that accounted for 15.92% of revenues. During 2003, none of Navios’s customers or counterparties accounted for more than 10% of Navios’s total revenues, with the exception of Cargill International S.A. that accounted for 29.4%.

Navios’s terminal at Nueva Palmira, Uruguay conducts business with customers engaged in the international sales of agricultural commodities who book parts of the terminal’s silo capacity and transship cargoes through the terminal. In 2004, the two largest customers of the terminal were Agrograin SA, a subsidiary of the Archer Daniels Midland group, which accounted for 46.4% of the terminal’s revenues, and Multigranos SA which accounted for 14.1% of such revenues. These two customers were also the largest two sources of revenues for the terminal in 2003 accounting for the following respective percentages of its total revenues in that year: Agrograin SA (43%) and Multigranos (20%).

Competition

The dry bulk shipping markets are extensive, diversified, competitive, and highly fragmented, divided among approximately 1,500 independent dry bulk carrier owners. The world’s active dry bulk fleet consists of approximately 5,923 vessels, aggregating some 323.8 million dwt. As a general principle, the smaller the cargo carrying capacity of a dry bulk carrier, the more fragmented is its market, both with regard to charterers and vessel owners/operators. Even among the larger dry bulk owners and operators, whose vessels are mainly in the larger sizes, only three companies have fleets of 100 vessels or more: the Chinese Government (directly and through China Ocean Shipping and China Shipping Group) and the two largest Japanese shipping companies, Mitsui OSK Lines and Nippon Yusen Kaisha. There are no more than 30 owners with fleets of between 20 and 100 vessels. However, vessel ownership is not the only determinant of fleet control. Many owners of bulk carriers charter their vessels out for extended periods, not just to end-users (owners of cargo), but also to other owner/operators and to tonnage pools. Such operators may, at any given time, control a fleet many times the size of their owned tonnage. Navios is one such operator; others include CCM (Ceres Hellenic/Coeclerici), Bocimar, Zodiac Maritime, Louis-Dreyfus/Cetragpa, Cobelfret and Torvald Klaveness.

Governmental and Other Regulations

Governmental Regulation. Government regulation significantly affects the ownership and operation of vessels. These regulations include international conventions, national, state, and local laws, and regulations in force in the countries in which vessels may operate or are registered. A variety of governmental and private entities subject vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (US Coast Guard, harbor master or equivalent), classification societies, flag state administration (country of registry), and charterers, particularly terminal operators. Certain of these entities require vessel owners to obtain permits, licenses, and certificates for the operation of their vessels. Failure to maintain necessary permits or approvals could require a vessel owner to incur substantial costs or temporarily suspend operation of one or more of its vessels.

We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators, and charterers is leading to greater inspection and safety requirements on all vessels, and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. Vessel owners are required to maintain operating standards for all vessels that will emphasize operational safety, quality maintenance, continuous training of officers and crews, and compliance with United States and international regulations.

Environmental Regulations. The International Maritime Organization, or IMO, has negotiated international conventions that impose liability for oil pollution in international waters and a signatory’s territorial waters. In September 1997, the IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships, which was ratified on May 18, 2004, and became effective on May 19, 2005. Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions.

Under the International Safety Management Code, or ISM Code, effective since July 1998, the party with operational control of a vessel is required to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with code requirements for a safety management system. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by the respective flag state for the vessel, under the ISM Code. Noncompliance with the ISM Code and other IMO regulations may subject a ship owner to increased liability, may lead to decreases in available insurance coverage for affected vessels, and may result in the denial of access to, or detention in, some ports. For example, the United States Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code will be prohibited from trading in ports in the United States and European Union.

Security Regulations. Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the United States Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect on July 1, 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security, or ISPS, Code. Among the various requirements are:

•	on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

The United States Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-US vessels from MTSA vessel security measures, provided such vessels have on board, by July 1, 2004, a valid International Ship Security Certificate, or ISSC, that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code.

Inspection by Classification Societies. Every seagoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes, on request, other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case or to the regulations of the country concerned. For maintenance of the class, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

•	Annual Surveys: For seagoing ships, annual surveys are conducted for the hull and the machinery (including the electrical plant) and, where applicable, for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

•	Intermediate Surveys: Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

•	Class Renewal Surveys: Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery (including the electrical plant), and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a ship owner has the option of arranging with the classification society for the vessel’s integrated hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle.

Risk of Loss and Liability Insurance

General. The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities, and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of any vessel trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market. While management believes that Navios’s present insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that Navios will always be able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery and War Risk Insurances. Navios has marine hull and machinery and war risk insurance, which includes the risk of actual or constructive total loss, for all of the six owned vessels. Each of the owned vessels are covered up to at least fair market value, with a deductible for the hull and machinery insurance in the amount of $75,000. There are no deductibles for the war risk insurance. Navios has also arranged increased value insurance for most of the owned vessels. Under the increased value insurance, in case of total loss of the vessel, Navios will be able to recover the sum insured under the increased value policy in addition to the sum insured under the hull and machinery policy. Increased value insurance also covers excess liabilities that are not recoverable in full by the hull and machinery policies by reason of under insurance.

Protection and Indemnity Insurance. Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, which covers Navios’s third party liabilities in connection with its shipping activities. This includes third-party liability and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or “clubs.” Subject to the “capping” discussed below, Navios’s coverage, except for pollution, is unlimited. Navios’s current protection and indemnity insurance coverage for pollution is $1.0 billion per vessel per incident. The fourteen P&I Associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. As a member of a P&I Association, which is a member of the International Group, Navios is subject to calls payable to the associations based on its claim records as well as the claim records of all other members of the individual associations, and members of the pool of P&I Associations comprising the International Group.

Risk Management

Risk management in the shipping industry involves balancing a number of factors in a cyclical and potentially volatile environment. Fundamentally, the challenge is to appropriately allocate capital to competing opportunities of owning or chartering vessels. In part, this requires a view of the overall health of the market, as well as an understanding of capital costs and return. Thus, stated simply, one may charter part of a fleet as opposed to owning the entire fleet to maximize risk management and economic results. This is coupled with the challenge posed by the complex logistics of ensuring that the vessels controlled by Navios are fully employed.

Navios manages risk through a number of strategies, including vessel control strategies (chartering and ownership) freight carriage and FFA trading. Navios vessel control strategies include seeking the appropriate mix of owned vessels, long and short-term chartered in vessels, coupled with purchase options, when available, and spot charters. Navios also enters into COAs, which gives Navios, subject to certain limitations, the flexibility to determine the means of getting a particular cargo to its destination. Navios’s FFA trading strategies include taking economic hedges around vessels that are on hire or coming off hire to protect against the risk of movement in rates.

Legal Proceedings

Navios is not involved in any legal proceedings which may have a significant effect on its business, financial position, results of operations or liquidity. From time to time, Navios may be subject to legal proceedings and claims in the ordinary course of business, involving principally commercial charter party disputes. It is expected that these claims would be covered by insurance if they involve liabilities such as arise from a collision, other marine casualty, damage to cargoes, oil pollution, death or personal injuries to crew, subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Crewing and Shore Employees

Navios crews its vessels primarily with Greek officers and Filipino officers and seamen. Navios’s fleet manager is responsible for selecting its Greek officers, which are hired by Navios’s vessel owning subsidiaries. Navios’s Filipino officers and seamen are referred to Navios’s fleet manager by Cosmos Marine Management S.A. and Crossworld Marine Services Inc., two independent crewing agencies. The crewing agencies handle each seaman’s training, travel, and payroll. Navios requires that all of its seamen have the qualifications and licenses required to comply with international regulations and shipping conventions.

As to shoreside employees, Navios employs 27 in its Connecticut office, 15 in its Piraeus office, and eight employees in its Montevideo office, with an additional 70 employees working at the port facility in Nueva Palmira.

Facilities

Navios currently leases the following properties:

•	Navios Corporation has leased approximately 12,458 square feet of space at its headquarters located at 20 Marshall Street, South Norwalk, CT, 06820 under a lease that expires in May 15, 2011. Navios has sublet approximately 1,394 square feet of space to Healy & Baillie, LLP, under a sub-lease that expires on May 15, 2011.

•	Navios ShipManagement Inc. has leased approximately 268 square meters of space at 67, Notara Street, Piraeus, Greece, under a lease that expires on May 31, 2012. Navios Corporation has leased approximately 37 square meters of space on the 4th floor at 67, Notara Street under a lease that expires on May 31, 2012.

•	Navios ShipManagement Inc. has leased approximately 42 square meters of space at Apostolon #3, 2nd Floor, Town of Chora, Island of Hios, Greece under a lease that expires on March 31, 2006.

•	Navios ShipManagement Inc. has leased an apartment for use by its expatriate employees at Stratiotikou Syndesmou #10, 5th Floor, Kolonaki, Athens, Greece, under a lease that expires on March 31, 2006.

•	Navios ShipManagement Inc. has leased an apartment for use by its expatriate employees at Apartment Ypsilantou #5, 2nd Floor, Kolonaki, Athens, Greece, under a lease that expires on May 31, 2005.

•	Corporación Navios Sociedad Anonima leases the land on which it operates its port and transfer facility, located at Zona Franca, Nueva Palmira, Uruguay. This lease is between Uruguayan National Authority of Free Zones and Corporación Navios Sociedad Anonima, which expires on November 29, 2025, with an option to extend for another 20 years.

Corporación Navios Sociedad Anonima owns the premises from which it operates in Montevideo, Uruguay. This space is approximately 112 square meters and is located at Juan Carlos Gomez 1445, Oficina 701, Montevideo 1100, Uruguay.

RISK FACTORS

The following risk factors relate to the business and operations of Navios.

Risks Associated with the Shipping Industry

The cyclical nature of the international dry bulk shipping industry may lead to decreases in charter rates, which may reduce Navios’s revenue and earnings

The shipping business, including the dry cargo market, has been cyclical in varying degrees, experiencing fluctuations in charter rates, profitability and, consequently, vessel values. For example, at various times during 2004, charter rates for the international dry bulk shipping industry reached historic highs. Navios anticipates that the future demand for its dry bulk carriers and dry bulk charter rates will be dependent upon continued demand for imported commodities, economic growth in China and the rest of the world, seasonal and regional changes in demand, and changes to the capacity of the world fleet. The capacity of the world fleet seems likely to increase, and there can be no assurance that economic growth will continue. Adverse economic, political, social or other developments could decrease demand and growth in the shipping industry and thereby reduce revenue and earnings. Fluctuations, and the demand for vessels, in general, have been influenced by, among other factors:

•	global and regional economic conditions;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, such as port congestion and canal closures;

•	weather and crop yields;

•	armed conflicts and terrorist activities;

•	political developments; and

•	embargoes and strikes.

An economic slowdown in the Asia Pacific region could reduce demand for shipping services and decrease shipping rates, thus decreasing Navios’s revenues and earnings

Currently, China, Japan and other Pacific Asian economies are the main driving force behind the increase in seaborne dry bulk trades and the demand for dry bulk carriers. Demand from such economies has driven increased rates and vessel values. Conversely, a negative change in economic conditions in any Asian Pacific country, but particularly in China or Japan, may have an adverse effect on Navios’s business, financial position, earnings and profitability, as well as Navios’s future prospects, by reducing such demand and the resultant rates. In particular, in recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product. Navios cannot assure that such growth will be sustained or that the Chinese economy will not experience a decline from current levels in the future. Navios’s results of operations, as well as its future prospects, would likely be adversely affected by an economic downturn in any of these countries as such downturn would likely translate into reduced demand for shipping services and lower shipping rates industry wide and decrease revenue and earnings for Navios.

The market values of Navios’s vessels, which are at historically high levels, may decrease, which could cause it to breach covenants in its credit facility which could reduce earnings and revenues as a result of potential foreclosures

Factors that influence vessel values include:

•	number of newbuilding deliveries;

•	changes in environmental and other regulations that may limit the useful life of vessels;

•	changes in global dry bulk commodity supply;

•	types and sizes of vessels;

•	development of and increase in use of other modes of transportation;

•	cost of vessel newbuildings;

•	governmental or other regulations; and

•	prevailing level of charter rates.

If the market values of Navios’s owned vessels, which are at historically high levels, decrease, it may breach some of the covenants contained in the financing agreements relating to its indebtedness at the time, including covenants in its new credit facility. If Navios does breach such covenants and is unable to remedy the relevant breach, its lenders could accelerate its debt and foreclose on the collateral, including Navios’s vessels. Any loss of vessels would significantly decrease the ability of Navios to generate revenue and income. In addition, if the book value of a vessel is impaired due to unfavorable market conditions, or a vessel is sold at a price below its book value, Navios would incur a loss that would reduce earnings.

Navios may employ vessels on the spot market and thus expose itself to risk of losses based on short term decreases in shipping rates

Navios periodically employs its vessels on a spot basis. The spot charter market is highly competitive and rates within this market are highly volatile, while longer-term time charters provide income at pre-determined rates over more extended periods of time. There can be no assurance that Navios will be successful in keeping its vessels fully employed in these short-term markets, or that future spot rates will be sufficient to enable such vessels to be operated profitably. A significant decrease in spot market charter rates or the inability of Navios to fully employ its vessels by taking advantage of the spot market would result in a reduction of the incremental revenue received from spot chartering and adversely affect results of operations, including Navios’s profitability and cash flows, with the result that its ability to pay debt service and dividends could be impaired.

Maritime claimants could arrest Navios’s vessels, which could interrupt its cash flow

Crew members, suppliers of goods and services to a vessel, shippers of cargo, and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages against such vessel. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of Navios’s vessels could interrupt its cash flow and require it to pay large sums of funds to have the arrest lifted. Navios is not currently aware of the existence of any such maritime lien on its vessels.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in Navios’s fleet for claims relating to another ship in the fleet.

A failure to pass inspection by classification societies could result in one or more vessels being unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in earnings

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the United Nations Safety of Life at Sea Convention. Navios’s owned fleet is currently enrolled with Lloyd’s Register of Shipping and the American Bureau of Shipping.

A vessel must undergo Annual Surveys, Intermediate Surveys, and Special Surveys. In lieu of a Special Survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Navios’s vessels are on Special Survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be drydocked every two to three years for inspection of the underwater parts of such vessel.

If any vessel fails any Annual Survey, Intermediate Survey, or Special Survey, the vessel may be unable to trade between ports and, therefore, would be unemployable, potentially causing a negative impact on Navios’s revenues due to the loss of revenues from such vessel until it was able to trade again.

Navios is subject to environmental laws that could require significant expenditures both to maintain compliance with such laws and to pay for any uninsured environmental liabilities resulting from a spill or other environmental disaster

The shipping business and vessel operation are materially affected by government regulation in the form of international conventions, national, state, and local laws, and regulations in force in the jurisdictions in which vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, Navios cannot predict the ultimate cost of complying with such conventions, laws, and regulations, or the impact thereof on the resale price or useful life of Navios’s vessels. Additional conventions, laws, and regulations may be adopted which could limit Navios’s ability to do business or increase the cost of its doing business, which may materially adversely affect its operations, as well as the shipping industry generally. Navios is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, and certificates with respect to its operations.

The operation of vessels is also affected by the requirements set forth in the International Safety Management, or ISM, Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe vessel operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports. Currently, each of the vessels in Navios’s owned fleet is ISM Code-certified. However, there can be no assurance that such certification will be maintained indefinitely.

Although the United States is not a party thereto, many countries have ratified and follow the liability scheme adopted by the International Maritime Organization, or IMO, and set out in the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended, or the CLC, and the Convention for the Establishment of an International Fund for Oil Pollution of 1971, as amended. Under these conventions, a vessel’s registered owner is strictly liable for pollution damage caused on the territorial waters of a contracting state by discharge of persistent oil, subject to certain defenses. Many of the countries that have ratified the CLC have increased the liability limits through a 1992 Protocol to the CLC. The liability limits in the countries that have ratified this Protocol are currently approximately $4 million, plus approximately $566 per gross registered ton above 5,000 gross tons, with an approximate maximum of $80.5 million per vessel and an exact amount tied to a unit of account which varies according to a basket of currencies. The right to limit liability is forfeited under the CLC where the spill is caused by the owner’s actual fault or privity and, under the 1992 Protocol, where the spill is caused by the owner’s intentional or reckless conduct. Vessels trading to contracting states must provide evidence of insurance covering the limited liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to the CLC.

Navios currently maintains, for each of its owned vessels, pollution liability coverage insurance in the amount of $1.0 billion per incident. If the damages from a catastrophic incident exceed this insurance coverage, it would severely hurt its cash flow and profitability and financial position.

The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone.

Under OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel).

The European Union has introduced and is considering legislation that will affect the operation of vessels and the liability of owners for oil pollution. It is difficult to predict what legislation, if any, may be promulgated by the European Union or any other country or authority. Any such legislation could require significant expenditures to continue to operate vessels and such expenses could negatively impact cash flows and net income.

Navios is subject to vessel security regulations and will incur costs to comply with recently adopted regulations and may be subject to costs to comply with similar regulations which may be adopted in the future in response to terrorism

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the US Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created ISPS Code. Among the various requirements are:

•	on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

The US Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-US vessels from MTSA vessel security measures, provided such vessels have on board, by July 1, 2004, a valid International Ship Security Certificate (ISSC) that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. ISE will implement the various security measures addressed by the MTSA, SOLAS and the ISPS Code and take measures to ensure that its vessels attain compliance with all applicable security requirements within the prescribed time periods. Although management does not believe these additional requirements will have a material financial impact on Navios’s operations, there can be no assurance that there will not be an interruption in operations to bring vessels into compliance with the applicable requirements and any such interruption could cause a decrease in revenues.

Governments could requisition Navios’s vessels during a period of war or emergency, resulting in loss of revenues and earnings from such requisitioned vessels

A government could requisition title or seize Navios’s vessels during a war or national emergency. Requisition of title occurs when a government takes a vessel and becomes the owner. A government could also requisition Navios’s vessels for hire, which would result in the government’s taking control of a vessel and effectively becoming the charterer at a dictated charter rate. Requisition of one or more of Navios’s vessels would have a substantial negative effect on Navios as Navios would potentially lose all revenues and earnings from the requisitioned vessels and permanently lose the vessels. Such losses might be partially offset if the requisitioning government compensated Navios for the requisition.

The operation of ocean-going vessels entails the possibility of marine disasters including damage or destruction of the vessel due to accident, the loss of a vessel due to piracy or terrorism, damage or destruction of cargo and similar events that may cause a loss of revenue from affected vessels and damage Navios’s business reputation, which may in turn, lead to loss of business

The operation of ocean-going vessels entails certain inherent risks that may adversely affect Navios’s business and reputation, including:

•	damage or destruction of vessel due to marine disaster such as a collision;

•	the loss of a vessel due to piracy and terrorism;

•	cargo and property losses or damage as a result of the foregoing or less drastic causes such as human error, mechanical failure and bad weather;

•	environmental accidents as a result of the foregoing; and

•	business interruptions and delivery delays caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.

Any of these circumstances or events could substantially increase Navios’s costs, as for example, the costs of replacing a vessel or cleaning up a spill or lower its revenues by taking vessels out of operation permanently or for periods of time. The involvement of Navios’s vessels in a disaster or delays in delivery or damages or loss of cargo may harm its reputation as a safe and reliable vessel operator and cause it to lose business.

Certain of Navios’s directors, officers, and principal stockholders are affiliated with entities engaged in business activities similar to those conducted by Navios which may compete directly with Navios causing such persons to have a conflict of interest

Some of Navios’s directors, officers and principal stockholders have an affiliation with entities that have similar business activities to those that Navios will have upon completion of the acquisition. These other affiliations and business activities may give rise to certain conflicts of interest in the course of such individuals’ affiliation with Navios. Although Navios does not intend to prevent its directors, officers and principal stockholders from having such affiliations, Navios will use its best efforts to cause such individuals to comply with all applicable laws and regulations in addressing such conflicts of interest. The officers and employee directors of Navios will devote their full time and attention to the ongoing operations of Navios and the non-employee directors of Navios will devote such time as is necessary and required to satisfy their duties as a director of a public company.

Trading and hedging activities in freight tonnage and forward freight agreements subject it to trading risks and Navios may suffer trading losses that reduce earnings

Due to dry bulk shipping market volatility, success in this industry requires constant adjustment of the balance between chartering out vessels for long periods of time or trading them on a spot basis. For example, a long-term contract to charter a vessel might lock Navios into a profitable or unprofitable situation depending on the direction of freight rates over the term of the contract. Navios seeks to manage and mitigate that risk through trading and hedging activities in freight, tonnage and forward freight agreements, or FFAs. However, there is no assurance that Navios will be able at all times to successfully protect itself from volatility in the shipping market. Navios may not successfully hedge its risks, leaving it exposed to unprofitable contracts and may suffer trading losses that reduce earnings.

Navios is subject to certain credit risks with respect to its counterparties on contracts and failure of such counterparties to meet their obligations could cause it to suffer losses on such contracts decreasing revenues and earnings

Navios charters out its vessels to other parties, who pay Navios a daily rate of hire. Navios also enters into Contracts of Affreightment (COAs) pursuant to which Navios agrees to carry cargoes, typically for industrial customers, who export or import dry bulk cargoes. Additionally, Navios enters into FFAs. Navios also enters into spot market voyage contracts, where Navios is paid a rate per ton to carry a specified cargo from point A to point B. All of these contracts subject Navios to counterparty credit risk. As a result, Navios will be subject to credit risks at various levels, including with charterers, cargo interests, or terminal customers. If the counterparties fail to meet their obligations, Navios could suffer losses on such contracts which would decrease revenues and earnings.

Navios is subject to certain operating risks, including vessel breakdown or accident, that could result in a loss of revenue from the affected vessels leading to a reduction in revenues and earnings

Navios’s exposure to operating risks of vessel breakdown and accidents mainly arises in the context of its six owned vessels. The rest of its core fleet is chartered-in under time charters and, as a result, most operating risks relating to these time chartered vessels reside with their head owners. If Navios pays hire on a chartered-in vessel at a lower rate than the rate of hire it receives from a sub-charterer to whom Navios has chartered out the vessel, a breakdown or loss of the vessel due to an operating risk suffered by the head owner will, in all likelihood, result in Navios’s loss of the positive spread between the two rates of hire. Although Navios will have in force a time charterer’s interest policy to cover it against the loss of such spread through the sinking or other similar loss of a chartered-in vessel, Navios cannot assure you that it will be covered under all circumstances. In addition, Navios is party to long-term contracts with two commodity houses, ADM and Louis Dreyfus, that will cover a substantial portion of its silo capacity in the Uruguayan terminal for the next several years, and the loss of or a material change to such contracts could have an adverse effect on Navios’s financial condition and results of operations. Breakdowns or accidents involving Navios’s vessels and losses relating to chartered vessels which are not covered by their insurance would result in a loss of revenue from the affected vessels leading to a reduction in revenues and earnings.

Although Navios has longstanding relationships with certain Japanese shipowners who provide it access to very competitive contracts, Navios cannot assure you that it will always be able to maintain such relationships or that such contracts will continue to be available in the future

Navios has long-standing relationships with certain Japanese shipowners that give it access to time charters that are currently at very competitive rates and which, in some cases, include options to purchase the vessels at attractive prices relative to the current market. Although Navios has no indication that it may not have such access in the future, Navios cannot assure you that it will have such relationships indefinitely. In addition, there is no assurance that Japanese shipowners will generally make contracts available on the same or substantially similar terms in the future.

Navios may require additional financing for exercise of vessel purchase options which could dilute existing stockholders

In the near future, Navios will be required to make substantial cash outlays to exercise options to acquire vessels and it may need additional financing to cover all or a portion of the purchase prices. Navios currently intends to cover the cost of exercising such options with a combination of cash generated from operations and debt, but there can be no assurance that Navios will generate sufficient cash or that debt financing will be available. Moreover, the covenants in Navios’s senior secured credit facility may make it more difficult to obtain such financing by imposing restrictions on what Navios can offer as collateral. Additional financings, if any, through the issuance of securities would dilute existing stockholders.

Navios intends to continue to grow its fleet which could increase expenses and losses

Navios expects to grow its fleet, either through sales and purchases or the increase of the number of chartered vessels. The addition of these vessels to the Navios fleet will impose significant additional responsibilities on its management and staff, and may require it to increase the number of its personnel. Navios will also have to increase its customer base to provide continued employment for the new vessels. Navios’s growth will depend on:

•	locating and acquiring suitable vessels;

•	identifying and consummating acquisitions or joint ventures;

•	integrating any acquired business successfully with Navios’s existing operations;

•	enhancing its customer base;

•	managing its expansion; and

•	obtaining required financing.

Growing any business by acquisition, including the contemplated Navios acquisition, presents numerous risks such as undisclosed liabilities and obligations, difficulty experienced in obtaining additional qualified personnel, and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. Navios cannot give any assurance that it will be successful in executing its growth plans or that it will not incur significant expenses and losses in connection therewith.

As Navios expands its business, Navios will need to improve its operations and financial systems, staff, and crew; if it cannot improve these systems or recruit suitable employees, it may not effectively control its operations

Navios’s initial operating and financial systems may not be adequate as it implements its plan to expand, and its attempts to improve these systems may be ineffective. If Navios is unable to operate its financial and operations systems effectively or to recruit suitable employees as it expands its operations, it may be unable to effectively control and manage the substantially larger operation. Although it is impossible to predict what errors might occur as the result of inadequate controls, it is the case that it is harder to oversee a sizable operation than a small one and, accordingly, more likely that errors will occur as operations grow and that additional management infrastructure and systems will be required to attempt to avoid such errors.

Vessels may suffer damage and Navios may face unexpected drydocking costs, which could affect its cash flow and financial condition

If Navios’s owned vessels suffer damage, they may need to be repaired at Navios’s cost at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. Navios may have to pay drydocking costs that insurance does not cover. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, could decrease its revenues and earnings substantially, particularly if a number of vessels are damaged or dry docked at the same time.

The shipping industry has inherent operational risks that may not be adequately covered by Navios’s insurance

Navios has insurance for its fleet against risks commonly insured against by vessel owners and operators, including hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). Navios can give no assurance that it will be adequately insured against all risks or that its insurers will pay a particular claim. Even if its insurance coverage is adequate to cover its losses, Navios may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, Navios may not be able to obtain adequate insurance coverage at reasonable rates for its fleet. Navios may also be subject to calls, or premiums, in amounts based not only on its own claim records but also the claim records of all other members of the protection and indemnity associations through which Navios receives indemnity insurance coverage for tort liability. Navios’s insurance policies also contain deductibles, limitations and exclusions which, although management believes are standard in the shipping industry, may nevertheless increase its costs.

Servicing debt could limit funds available for other purposes, such as the payment of dividends

Navios will use cash to pay the principal and interest on its debt. These payments limit funds otherwise available for working capital, capital expenditures and other purposes. Navios may need to take on additional debt as it expands the Navios fleet, which could increase its ratio of debt to equity. The need to service its debt may limit funds available for other purposes, including distributing cash to its stockholders, and its inability to service debt could lead to acceleration of its debt and foreclosure on the Navios owned vessels.

Navios’s loan agreement will contain restrictive covenants that may limit its liquidity and corporate activities

Navios’s loan agreements impose on Navios certain operating and financial restrictions. These restrictions may limit Navios’s ability to:

•	incur additional indebtedness;

•	create liens on its assets;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends;

•	make capital expenditures;

•	change the management of its vessels or terminate or materially amend the management agreements Navios has relating to each vessel; and

•	sell any of Navios’s vessels.

Therefore, Navios will need to seek permission from its lender in order to engage in some corporate actions. Navios’s lender’s interests may be different from those of Navios, and Navios cannot guarantee that it will be able to obtain its lender’s permission when needed. This may prevent Navios from taking actions that are in its best interest.

Navios’s loan agreement may prohibit or impose certain conditions on the payment of dividends

As a result of the merger to effectuate the reincorporation, Navios is party to the new senior secured credit facility with an institutional lender, HSH Nordbank AG, that was used to finance the Navios acquisition by ISE. The terms of the new credit facility contain a number of financial covenants and general covenants that require Navios, among other things, to maintain a certain solvency ratio and minimum equity amounts. Navios may not be permitted to pay dividends under the new credit facility in excess of certain amounts or if it is in default of any of these loan covenants.

Because Navios generates all of its revenues in US dollars but incurs a portion of its expenses in other currencies, exchange rate fluctuations could cause it to suffer exchange rate losses thereby increasing expenses and reducing income

Navios generates all of its revenues in US dollars but, in the year ended 2004, incurred approximately 5.1% of its expenses in currencies other than US dollars. This difference could lead to fluctuations in net income due to changes in the value of the US dollar relative to the other currencies, in particular the Euro. Expenses incurred in foreign currencies against which the US dollar falls in value can increase, decreasing Navios’s revenues. For example, in the 12 months ended 2004, the value of the US dollar declined by approximately 8% as compared to the Euro. Navios, as part of its overall risk management policy attempts to hedge these risks in exchange rate fluctuations. Navios may not always be successful in such hedging activities and, as a result, its operating results could suffer as a result of unhedged losses incurred as a result of exchange rate fluctuations.

Navios’s operations expose it to global political risks, such as wars and political instability, that may interfere with the operation of its vessels causing a decrease in revenues from such vessels

Navios is an international company and primarily conducts its operations outside the United States. Changing economic, political and governmental conditions in the countries where Navios is engaged in business or where its vessels are registered will affect it. In the past, political conflicts, particularly in the Persian Gulf, resulted in attacks on vessels, mining of waterways and other efforts to disrupt shipping in the area. For example, in October 2002, the vessel Limburg was attacked by terrorists in Yemen. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Following the terrorist attack in New York City on September 11, 2001, and the military response of the United States, the likelihood of future acts of terrorism may increase, and Navios’s vessels may face higher risks of being attacked in the Middle East region and interruption of operations causing a decrease in revenues and earnings. In addition, future hostilities or other political instability in regions where Navios’s vessels trade could affect its trade patterns and adversely affect its operations by causing delays in shipping on certain routes or making shipping impossible on such routes and thereby causing a decrease in revenues and earnings.

Navios is incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law

Navios’s corporate affairs are governed by its amended and restated articles of incorporation and by-laws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public stockholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in the State of Delaware.

Navios, and certain of its officers and directors, may be difficult to serve with process as Navios is incorporated in the Republic of the Marshall Islands and such persons may reside outside of the US

Navios, will be a corporation organized under the laws of the Republic of the Marshall Islands. Several of our directors and officers are residents of Greece or other non-US jurisdictions. Substantial portions of the assets of these persons and of Navios are located in the Republic of the Marshall Islands, Greece or other non-US jurisdictions. Thus, it may not be possible for investors to effect service of process upon Navios, or its non-US directors or officers or to enforce any judgment obtained against these persons in US courts. Also, it may not be possible to enforce US securities laws or judgments obtained in US courts against these persons in a non-US jurisdiction.

Item 4.01	Changes in Registrant’s Certifying Accountant.

On August 25, 2005, ISE dismissed its independent auditors, Goldstein Golub Kessler LLP (“GGK”). The decision to change independent auditors was made in connection with the acquisition of Navios, as reported in this current report. In lieu of an audit or similar committee of the Board of Directors of ISE (the “Board”), the decision to dismiss GGK was recommended and approved by the Board.

The report of GGK on the financial statements of ISE as of and for the fiscal year ended December 31, 2004 contained no adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audit for the fiscal year ended December 31, 2004 and during the subsequent period that began on January 1, 2005 and ended on August 24, 2005, there were no disagreements with GGK on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if they had occurred and not been resolved to the satisfaction of GGK, would have caused GGK to make reference to such disagreements in their report on the financial statements for such year; and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K. GGK was engaged by ISE on October 1, 2004 in connection with the formation of ISE.

ISE has provided GGK with a copy of the foregoing disclosures. GGK has furnished the Company with a letter addressed to the SEC stating its agreement with the disclosures above, which is attached hereto as an exhibit.

In addition, on August 25, 2005, ISE engaged PricewaterhouseCoopers Auditing Company SA, in Greece (“PwC”) as its independent auditors.

During the period from September 17, 2004 to December 31, 2004 and the subsequent period that began on January 1, 2005 and ended on August 24, 2005, PwC was not engaged as ISE’s principal accountants to audit its financial statements nor were they consulted regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K, however, PwC were the principal accountants to Navios prior to the acquisition of Navios by ISE which was consummated on August 25, 2005. Reference has not been made to the two prior fiscal periods of ISE as ISE’s corporate existence began upon its formation on September 17, 2004.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On August 25, 2005, in connection with the acquisition of Navios and the appointment of Messrs. Shaw and Hoag as President and Chief Financial Officer, respectively, as described below, Angeliki Frangou stepped down as the registrant’s President and Chief Financial Officer. Ms. Frangou continues to serve as the registrant’s Chief Executive Officer and Chairman of the Board.

(c) In connection with the acquisition of Navios, Robert G. Shaw was appointed as President of the registrant on August 25, 2005. Prior to the acquisition of Navios, Mr. Shaw had been the Executive Vice President, General Counsel and a director of Navios since January 2001. Prior to joining Navios, Mr. Shaw practiced maritime and corporate law as an associate, and later as a partner, at the law firm of Healy & Baillie, LLP in New York City. Mr. Shaw is the US representative member of the Documentary Committee of the Baltic and International Council that develops standard industry terms for dry bulk charter parties and bills of lading. He is also a former President of the Hellenic American Chamber of Commerce. Mr. Shaw received his degree from Oxford University in 1977.

In addition, in connection with the acquisition of Navios, Bruce C. Hoag was appointed as Chief Financial Officer of the registrant on August 25, 2005. Prior to the acquisition of Navios, Mr. Hoag had been Navios’s Chief Financial Officer since February 2004. In 1982, Mr. Hoag joined Navios Corporation, and, in 1986, was appointed Vice President Finance. Mr. Hoag began his career in 1969 with United States Steel (USS) in its financial management training program. Mr. Hoag received his bachelor’s degree from Bradley University, Peoria, Illinois in 1969.

Furthermore, in connection with the acquisition of Navios, Vasiliki Papaefthymiou, the registrant’s Secretary and a director, has been promoted to Executive Vice President and she will continue to serve as Secretary and director.

Item 8.01	Other Events.

As a result of the acquisition and reincorporation, effective immediately following the filing of this Current Report on Form 8-K, and any amendments which may be filed to this Current Report on Form 8-K, the registrant will satisfy its reporting obligations under the U.S. Securities Exchange Act of 1934 by filing reports with the SEC on forms available for use by foreign private issuers. Accordingly, the registrant will no longer file its periodic reports with the SEC on Forms 10-K and Form 10-Q, or current reports on Form 8-K. Instead, it will file its future annual reports, beginning with the report for the fiscal year ending

December 31, 2005, on Form 20-F, which is available to foreign private issuers filing reports with the SEC. In addition, rather than file quarterly reports on Form 10-Q or current reports on Form 8-K, the registrant will file periodic reports on Form 6-K. The registrant anticipates continuing to disclose its financial results within a comparable timeframe, and with a similar level of disclosure, as it has previously.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements required by this Item will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by this Item will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(c) Exhibits.

16.1	Letter from GGK to the Securities and Exchange Commission dated August 25, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NAVIOS MARITIME HOLDINGS INC.

By:	/s/ ANGELIKI FRANGOU
Name:	Angeliki Frangou
Title:	Chairman and Chief Executive Officer

Date: August 31, 2005